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Exhibit 99(a)(13)

AMENDMENT AND SUPPLEMENT TO
OFFER TO PURCHASE

        May 16, 2002

        Westminster Capital, Inc., William Belzberg, Hyman Belzberg and Keenan Behrle are providing you this amendment and supplement to the Offer to Purchase, dated as of April 18, 2002, concerning Westminster's offer to purchase all of its outstanding shares of common stock at $2.80 per share net to the seller in cash, without interest, less any required withholding taxes. This amendment and supplement provides additional disclosures with respect to the terms of the offer. Terms that are used in this amendment and supplement but are not defined have the same meanings as in the Offer to Purchase.

        The information in the Offer to Purchase is hereby expressly incorporated herein by reference, except as amended and supplemented herein. You should read this amendment and supplement together with the Offer to Purchase filed on April 18, 2002 and subsequently mailed to you.

        1.    We amend the answer to the question "Can Westminster amend or terminate the terms of the offer?" in the section entitled "SUMMARY TERM SHEET," which appears on page 2 of the Offer to Purchase, by adding the following sentences to the end of the answer:

        Any amendment or termination of the offer will be followed as promptly as practicable by a public announcement of that action. Westminster intends to make a public announcement by issuing a press release and making the appropriate filings with the Securities and Exchange Commission.

        2.    We amend the section entitled "Introduction" by adding to the end of the second paragraph of that section, which appears on page 6 of the Offer to Purchase, the following two sentences:

        William Belzberg beneficially owns 1,802,820 shares and 373,750 shares through the William Belzberg Revocable Living Trust, October 5, 1984 (the "Trust") and Bel-Cal Holdings, Ltd., a Canadian corporation ("Bel-Cal"), respectively. Hyman Belzberg beneficially owns 1,703,974 shares through Bel-Alta Holdings, Ltd., a Canadian corporation ("Bel-Alta," and with Bel-Cal and the Trust, collectively the "Belzberg Entities").

        3.    We amend and restate the subsection entitled "SPECIAL FACTORS-Background of the Transaction; Contacts with Westminster," which begins on page 8 of the Offer to Purchase, as follows:

        The Board has, from time to time over the last two years, considered various strategies to enhance stockholder value and increase stockholder liquidity. Since Westminster's common stock commenced trading on the AMEX on June 15, 1999, Westminster has been unsuccessful in attracting institutional support or research coverage. The result has been average trading volumes for the Shares at levels significantly below that necessary to provide for a liquid market for the Shares. Lacking a liquid trading market, the Shares have traded below Westminster's per share book value.

        Between January 1, 2000 and March 31, 2002, the book value of Westminster's Shares ranged from $4.34 to $5.20 per Share and the trading price of the Westminster Shares ranged from $1.75 to $3.38 per Share. For the three months ended March 31, 2002, the average daily trading volume of the Shares was approximately 1,000 Shares.

        One strategy Westminster considered to enhance stockholder value was to make acquisitions that would shift its identity from a holding company with diversified operations to a company operating in an identifiable industry segment with a peer group of public companies. Management believed that a focused identity would increase its exposure in the investment community. Management targeted businesses that had revenues and net profits of a magnitude that, if acquired, would become the core business of Westminster, and businesses that would be accretive to Westminster's subsidiary, One Source Industries, LLC, which was demonstrating steady growth in the display packaging business.

        During the spring and summer of 2000, management met with representatives of several investment banking firms to make them aware that Westminster was actively looking for businesses to acquire. During these meetings, management discussed its acquisition strategy and the profile of the targeted businesses that would satisfy Westminster's acquisition criteria. As a result of these meetings, several potential acquisition candidates were presented to Westminster that were clients of the investment banks. However, no acquisition targets were identified that satisfied Westminster's acquisition criteria and no acquisitions were completed. The investment banks Westminster met with during this period included Barrington Associates, Cappello Capital, CIBC Capital Partners, Duff & Phelps, LLC, Everen Securities, First Security Van Kasper, Grief & Co., Houlihan Lokey, Sutro & Co. and Shoreline Pacific Partners. Westminster met with these investment banks because of their reputation involving representation of companies that might meet Westminster's acquisition criteria. Westminster did not engage any of these investment banks as advisors to Westminster.

        During the same period, management assessed the growth potential of its other subsidiaries and concluded that Westminster's long-term value would be enhanced by the sale of two of its subsidiaries, Touch Controls and Physician Advantage, LLC. Westminster retained a business broker and an investment banker to market Touch Controls and Physician Advantage. Touch Controls was sold to a strategic buyer in October 2001. However, no transaction was consummated with respect to Physician Advantage and it remains a subsidiary of Westminster.

        In the fall of 2000, management of Westminster considered the feasibility of conducting a stock repurchase program in the open market in an effort to provide liquidity for stockholders desiring to dispose of their Shares. However, management concluded that a repurchase program was not feasible within the requirements of the federal securities laws because the Shares traded infrequently and in relatively small amounts.

        In November 2000, the Board authorized management to retain an investment banker to provide advice on methods to enhance market exposure and thus increase stockholder value and provide liquidity to stockholders. After interviewing four firms, Westminster retained Gerard Klauer Mattison as its exclusive financial advisor for the purpose of exploring various alternatives to enhance stockholder value. Gerard Klauer undertook a review of the businesses and assets of Westminster and its subsidiaries. Gerard Klauer interviewed management of Westminster and its subsidiaries and reviewed operations and financial results and budgets.

        In March, 2001, representatives of Gerard Klauer met with the Board at its regularly scheduled meeting, and presented their analysis and recommendations. The representatives described the challenges Westminster faced to increase its market exposure and thus increase stockholder value and liquidity: stock trading at less than cash per share, no institutional holdings, no research coverage, limited trading activity and investments in some subsidiaries were lowering Westminster's margins. The representatives explained that the relatively small public float for the Shares provided an additional challenge to achieving the Board's goals. Further, the structure of Westminster as a holding company of diversified operating subsidiaries was not favored by investors who prefer to create their own diversification by investing in a variety of operating companies.

        Gerard Klauer presented the following three strategic alternatives to the Board: implementing a partial stock buy-back program, taking Westminster private and realigning Westminster's corporate identity. Of these three options, Gerard Klauer recommended that Westminster realign its corporate identity to focus on a core business or group of businesses and divest unrelated businesses. Gerard Klauer stated that this strategic alternative would focus Westminster on business acquisitions and investment opportunities offering the best return on capital and growth, provide investors with a driver for growth that could attract research and institutional investors and provide discipline to focus on business activities with a complementary fit with Westminster's core operations. Gerard Klauer further recommended that Westminster consider the following preliminary criteria in considering potential acquisition candidates: stable operating profits, positive cash flows, Southern California location, strong management team committed to growth, opportunity for significant growth, low technology risk, opportunity for proprietary advantage, established distribution channels and customer relationships, manageable requirements for capital and the ability to dominate a sector or niche.

        With the assistance of Gerard Klauer, Westminster commenced a focused search for potential acquisition candidates that met its criteria. However, after working with Gerard Klauer for more than six months, Westminster had not consummated an acquisition and had not identified a potential candidate that was likely to be acquired in the near term. It became evident that this acquisition strategy was not likely to achieve the Board's goals of increasing Westminster's market exposure, thus increasing stockholder value and liquidity, within a time frame that was acceptable to the Board. On September 11, 2001, Westminster terminated its advisory relationship with Gerard Klauer, although it continues to use Gerard Klauer's services to identify acquisition candidates.

        In September 2001, there were telephone calls between William Belzberg and Hyman Belzberg, William Belzberg and Fred Kayne and Keenan Berhle and Roy Doumani, each a member of the Board, relating to Westminster's acquisition strategy and the likely outcome of that strategic alternative. Recognizing that Westminster's acquisition strategy had not achieved its primary goal of providing a liquid trading market for Westminster's Shares, in late September 2001 Mr. William Belzberg had phone conversations with each of Mr. Hyman Belzberg and Mr. Samuel Belzberg, at that time, along with William Belzberg, the three largest beneficial owners of the Shares, to ascertain their views on a possible tender offer or going private transaction. Messrs. William, Hyman and Samuel Belzberg are brothers. However, for more than the past five years, the personal and business relationship between Mr. Samuel Belzberg and both Messrs. William and Hyman Belzberg have been strained and the brothers have had significant disputes concerning their business interests and have not acted in concert. Notwithstanding the strained relationship between the brothers, Mr. William Belzberg placed these phone calls in order to determine if a consensus could be reached among the major stockholders that would facilitate the proposal of a tender offer or going private transaction. While no consensus was reached among the stockholders during these phone calls, Mr. William Belzberg referred the matter to the Board for consideration.

        Recognizing that a tender offer or going private transaction, if proposed, could involve either Mr. William Belzberg or Mr. Hyman Belzberg, both directors of Westminster, on October 2, 2001, the Board established a special committee of independent directors, composed of Mr. Fred Kayne, Mr. Roy Doumani and Ms. Barbara George to evaluate a tender offer or going private transaction, if proposed. On October 10, 2001, the Special Committee engaged Houlihan Lokey to advise it in assessing any transaction that might be proposed and potentially render a fairness opinion if a transaction took place. Houlihan Lokey conducted a due diligence examination of Westminster in the fall of 2001 to prepare to render any such advice.

        On November 8, 2001, Messrs. William, Hyman and Samuel Belzberg met to discuss a possible tender offer or going private transaction. There continued to be significant differences of opinion among them as to the future strategy of Westminster and whether to pursue such a transaction. Messrs. William and Hyman Belzberg indicated that they desired to retain their investment in Westminster and operate it as a going concern. They acknowledged that Westminster had not been able to implement a strategy to enhance its market exposure and thus increase stockholder value and provide liquidity to stockholders. Consequently, they were willing to entertain a tender offer or going private transaction in order to provide the stockholders with an opportunity for liquidity if it could be structured in a way that did not jeopardize Westminster's ability to continue as a going concern. Mr. Samuel Belzberg indicated that he did not agree with this objective and he made it clear that he did not wish to have any continuing interest in Westminster with Messrs. William and Hyman Belzberg. However, he indicated that the then current trading range of the Shares was below the price at which he would be willing to sell the Shares he beneficially owned and he suggested that Westminster should repurchase his interest at a price closer to the net book value of the Shares. The significant differences in opinion that existed among the major stockholders precluded them from agreeing to any plan relating to a tender offer or going private transaction.

        In December 2001 and January 2002, Messrs. William and Samuel Belzberg had brief telephone conversations in which Mr. Samuel Belzberg again suggested that Westminster repurchase his ownership interest in Westminster at a price closer to the net book value rather then market value. Mr. William Belzberg advised him that Westminster was not prepared to consider or make such an offer.

        On February 11, 2002, management of Westminster met with a long-time stockholder of Westminster, at the stockholder's request. At that meeting the stockholder said that Westminster should address the trading price of Westminster's stock and consider steps to enhance liquidity in the near term, including having Westminster repurchase its Shares. Management of Westminster again evaluated the feasibility of a tender offer. On February 26, 2002, management of Westminster advised the Special Committee that it was possible that a transaction might be proposed in the near term and requested that the Special Committee take whatever steps it deemed appropriate in view of that possibility.

        The Special Committee met on March 1, 2002. Representatives from Houlihan Lokey participated in the meeting. At that meeting, the Special Committee requested that Houlihan Lokey undertake any additional diligence they considered necessary to advise the Special Committee and to render a fairness opinion. The Special Committee also selected legal counsel to advise it.

        On March 8, 2002 and thereafter, representatives of Houlihan Lokey contacted management of Westminster to obtain updated operating and financial information concerning Westminster and its subsidiaries. They also inquired as to the possible forms of transactions Westminster might contemplate. Management of Westminster advised Houlihan Lokey that if a transaction were to take place it would probably be structured as an issuer tender offer to purchase all outstanding shares of common stock, including Shares held by major stockholders who did not wish to be part of the continuing ownership of Westminster. Management of Westminster informed Houlihan Lokey that they were not aware of whether Mr. Samuel Belzberg would tender the Shares he beneficially owned in the proposed tender offer.

        Mr. William Belzberg had a brief meeting with Mr. Samuel Belzberg on March 8, 2002, in which Mr. William Belzberg advised Mr. Samuel Belzberg that Westminster was seriously considering an issuer tender offer to provide shareholders with liquidity. Mr. Samuel Belzberg reiterated his desire to have his ownership interest repurchased by Westminster. Mr. William Belzberg suggested that he should then make an offer to Westminster at a price that did not jeopardize Westminster's ability to continue as a going concern.

        On March 19, 2002, the Board formally ratified the formation of the Special Committee to review, consider, analyze and negotiate a possible tender offer. Over the next two weeks, William Belzberg and Keenan Behrle, in their capacities as officers of Westminster, and Fred Kayne, Roy Doumani and Barbara George, as members of the Special Committee, had several informal discussions, principally through their respective legal counsels, concerning the structure, conditions, financing and timing of a potential issuer tender offer and the preparation of offering documents. Mr. Samuel Belzberg was not a participant in any of these discussions.

        On April 1, 2002, Messrs. William and Samuel Belzberg had a brief telephone conversation in which Mr. William Belzberg advised him that it appeared that Westminster would be going forward with a tender offer to purchase any and all of its Shares. Mr. Samuel Belzberg inquired about the tender price and Mr. William Belzberg informed him that a special committee of the Board was considering that issue.

        On April 2, 2002, Management of Westminster presented the Special Committee initial drafts of offering documents outlining the terms, other than price, and structure of a possible tender offer. On

April 4, 2002, the Special Committee met with its counsel to discuss and consider the initial terms and structure of the tender offer set forth in the tender offer materials and an appropriate range for the offering price. Houlihan Lokey participated in this meeting by telephone and provided an oral summary of its preliminary analysis which it intended to incorporate in the written materials to be presented to the Special Committee at its next meeting. Specifically, Houlihan Lokey outlined the analyses it conducted in valuing the various business units of Westminster and in determining a range of tender prices that would be fair, from a financial point of view, to Westminster's stockholders (other than the Continuing Stockholders). Please see "Opinion of the Financial Advisor to the Special Committee" for a detailed summary of the analyses Houlihan Lokey conducted and which were outlined at this meeting.

        On April 4, 2002, Westminster received an offer from Gibralt Capital Corporation, an entity controlled by Mr. Samuel Belzberg, to sell a total of 1,472,748 Shares (including 100,000 Shares owned by MDB Capital, an entity controlled by Mr. Samuel Belzberg's adult son) to Westminster at a price of $2.80 per Share. Westminster did not provide Mr. Samuel Belzberg, Gibralt or MDB any projections or other material non-public information in connection with this offer.

        On April 5, 2002, the Board held a special meeting and authorized the Special Committee to consider and evaluate the offer from Gibralt, in addition to the proposed tender offer. The Board determined that it was appropriate for the Special Committee to consider the offer from Gibralt because of the potential influence it may have on the terms of the tender offer and the family relationship between Mr. Samuel Belzberg and Messrs. William and Hyman Belzberg, both directors of Westminster, and the Management Stockholders. The Board believed it could appear improper to include Messrs. William and Hyman Belzberg in its evaluation of the offer from Gibralt, even though the Board was aware of the strained relationship between Messrs. William and Hyman Belzberg with Mr. Samuel Belzberg.

        During the morning of April 9, 2002, the Special Committee and its counsel met to consider both the proposed tender offer and the offer from Gibralt. At the meeting representatives of Houlihan Lokey gave a presentation and provided a written report to the Special Committee concerning the value of Westminster as a going concern, including a description of the analyses it conducted in valuing the various business units of Westminster, and in determining a range of tender prices for the Shares that would be fair, from a financial point of view, to the stockholders of Westminster (other than the Continuing Stockholders). Please see "Opinion of the Financial Advisor to the Special Committee" for a detailed summary of the analyses Houlihan Lokey conducted and which were discussed at this meeting. Houlihan Lokey explained that it conducted a valuation analysis of Westminster on a going concern basis in light of Westminster's stated intention not to pursue a merger, sale of control transaction or otherwise liquidate Westminster upon completion of the Offer. Houlihan Lokey informed the Special Committee that a valuation based on a liquidation analysis would result in a significantly higher valuation range for the Shares. The Special Committee reviewed, considered and discussed the written materials and the methodology and conclusions of the analysis with Houlihan Lokey. The Special Committee then considered the tender offer and engaged in discussions concerning what tender offer price would be fair to the unaffiliated stockholders.

        The Special Committee then discussed the Gibralt offer. The Special Committee discussed the strained relationship between Messrs. William and Hyman Belzberg, on the one hand, and Mr. Samuel Belzberg, on the other hand, as a result of significant disagreements and disputes the brothers have had with respect to their business interests. Because of the strained relationship with his brothers and because Mr. Samuel Belzberg was not an officer or director of Westminster and was not involved in structuring the proposed tender offer, the Special Committee determined that the Gibralt offer should be considered as being made on an arms-length basis by a sophisticated major stockholder with extensive knowledge regarding Westminster's prospects and intrinsic value and not by a party that is related by family to management of Westminster. The Special Committee also considered that

Mr. Samuel Belzberg had made it clear that he did not wish to have any continuing interest in Westminster with Messrs. William and Hyman Belzberg and the disruptive atmosphere that could exist in a corporation with a major discontented stockholder. The Special Committee also noted that the Gibralt offer was within the range of prices per share that Houlihan Lokey had determined to be fair from a financial point of view. Although Houlihan Lokey advised the Special Committee about a range of prices that would be fair, from a financial point of view, to the stockholders of Westminster (other than the Continuing Stockholders) in the tender offer, Houlihan Lokey did not advise the Special Committee specifically about the fairness of the offer from Gibralt. The Special Committee also noted that the price was less than the per share book value of Westminster's Shares and as a result of the repurchase, the per share book value of Westminster's Shares following the repurchase would increase. Following discussion and based on the foregoing considerations, the Special Committee determined that the offer from Gibralt to sell at a price of $2.80 per Share was fair to, and in the best interest of, Westminster and its stockholders and determined to recommend to the Board that Westminster accept the offer and purchase the Shares held by Gibralt and MDB on the proposed terms. The Special Committee also unanimously agreed that it would not be fair to the unaffiliated stockholders to have a tender offer price that was lower than the price paid to Samuel Belzberg.

        The Board held a special meeting the afternoon of April 9, 2002. During this meeting, the Special Committee reported that it had determined that the offer from Gibralt to sell the Shares held by it and MDB at a price of $2.80 per Share was fair to, and in the best interest of, Westminster and its stockholders and recommended to the Board that Westminster accept the offer. The Board then discussed and voted to approve the offer by Gibralt, based on the recommendation of the Special Committee, and instructed Westminster's officers to negotiate a purchase agreement and consummate the transaction with Gibralt and MDB.

        Immediately following this Board meeting, the Special Committee held a meeting with the management of Westminster and discussed the terms of Westminster's proposed tender offer. In addition to the information presented by Houlihan Lokey, the Special Committee noted that the transaction with Gibralt, specifically the $2.80 price per Share to be paid in the transaction, would be a significant factor in its determination of a tender offer price.

        On April 15, 2002, the Special Committee held a meeting and unanimously determined that the Offer, and specifically that a price of $2.80 per Share, is fair to, and in the best interests of, Westminster's stockholders (other than the Continuing Stockholders), subject to consummation of the transaction with Gibralt at a price no higher than $2.80 per share, which was scheduled to close April 16, 2002.

        The Board held a special meeting the evening of April 15, 2002. During this meeting, the Special Committee reported that it had determined that the Offer is fair to, and in the best interests of, Westminster's stockholders (other than the Continuing Stockholders). The Board then discussed the Offer and, based on the Special Committee's determination that the Offer was fair and in the best interest of Westminster's stockholders (other than the Continuing Stockholders), approved the Offer at a price of $2.80 per Share.

        On April 16, 2002, Westminster finalized a Stock Purchase Agreement with Gibralt and MDB, pursuant to which Westminster purchased 1,372,748 and 100,000 Shares from Gibralt Capital and MDB, respectively, for $2.80 per Share.

        4.    We amend and restate the second and third paragraph of the subsection entitled "SPECIAL FACTORS—Recommendation of the Special Committee and Approval of the Board; Fairness of the Offer," which appears on page 11 of the Offer to Purchase, as follows:

        The Special Committee determined that the Offer is fair to, and in the best interests of, Westminster's stockholders (other than the Continuing Stockholders) and recommends that

Westminster's stockholders (other than the Continuing Stockholders) tender their Shares pursuant to the Offer. In making this determination and in recommending that Westminster's stockholders (other than the Continuing Stockholders) tender their Shares pursuant to the Offer, the Special Committee considered a number of factors that favored the Offer, including, but not limited to, the following:

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  The Special Committee considered the presentation Houlihan Lokey made to the Special Committee on April 9, 2002 and the written opinion of Houlihan Lokey dated April 18, 2002 to the effect that, as of such date and subject to certain matters stated in the opinion, the cash consideration of $2.80 per share to be received by holders of Shares in the Offer was fair, from a financial point of view, to Westminster's stockholders (other than the Continuing Stockholders). The Special Committee concluded that the analysis performed by Houlihan Lokey, which considered the going concern, liquidation (of certain Westminster business segments), net book, historical and current market values of Westminster, supported the Special Committee's conclusion that the Offer is fair to, and in the best interests of, Westminster's stockholders (other than the Continuing Stockholders). Houlihan Lokey is a nationally recognized investment banking firm with special expertise, in among other thing, valuing businesses and securities and rendering fairness opinions. The Special Committee found reasonable and adopted the analyses presented and the opinion delivered by Houlihan. The written opinion of Houlihan Lokey is included as Exhibit A of this Offer to Purchase.

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  The Special Committee considered the fact that the Board engaged in a process to explore Westminster's strategic alternatives. Westminster considered alternatives to enhance market exposure and stockholder liquidity and met and had discussions with investment banking firms concerning these alternatives. These efforts have not enhanced Westminster's market exposure or stockholder liquidity. Specifically, Westminster determined that a partial stock buy-back program was not feasible within the requirements of the federal securities laws because the Shares trade infrequently and in relatively small amounts and Westminster's acquisition strategy designed to enhance its corporate identity and to offer a return on capital and growth has been unsuccessful to date.

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  The Special Committee considered the recent and historical price and trading activity of Westminster's common stock. In particular, the Special Committee considered that the $2.80 price to be paid in the Offer represents a premium of 40% over the $2.00 per share sales price of the last reported sale of the Shares on AMEX, which occurred on April 15, 2002, before we publicly announced the Offer. In addition, the Special Committee considered the fact that $2.80 per share represents a premium over recent average sales prices as set forth below:

Period Prior to April 18, 2002	Price	Premium
One day	$2.00	40%
One week average	$1.93	45.1%
Four week average	$1.95	43.6%
90 day average	$1.93	45.1%
52 week average	$2.14	30.8%
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  The Special Committee considered Westminster's current and historical financial condition and results of operations. In particular, the Special Committee examined Westminster's recent operating loss and decline in revenue. The Special Committee determined that these factors, in addition to the small market capitalization, have contributed to the thin trading market, the lack of liquidity of the Shares and the lack of success in attracting institutional investors to invest in, or research analysts to report on, Westminster and that it was unlikely that Westminster's market exposure would improve in the near term.

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  The Special Committee considered the possibility that a decline in the market price of the Shares or the stock market in general could occur and the price ultimately received by stockholders in the open market or in a future transaction might be less than the $2.80 per share provided for in the Offer. The Special Committee concluded in their judgement that obtaining a cash premium for the Shares now was preferable to enabling the holders of the Shares to have a speculative potential future return.

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  The Special Committee considered the fact that the Offer is not contingent on any minimum number of Shares being tendered and thus it is structured to provide liquidity to any and all stockholders.

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  The Special Committee also considered that as a result of the Offer, Westminster may be able to delist from AMEX and ArcaEx and terminate its registration under the Exchange Act. Terminating Westminster's reporting requirements under the Exchange Act would save Westminster the considerable costs associated with remaining a publicly-traded company and prevent the disclosure of sensitive information, including financial information and contractual arrangements, which may result in a competitive disadvantage in the marketplace.

        Additionally, in making the determination and recommendation set forth above, the Special Committee considered a number of factors that did not favor the Offer, including, but not limited to, the following:

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  The Special Committee considered that Westminster's purchase of Shares pursuant to the Offer will likely reduce the number of Shares that are publicly traded and the number of stockholders, and the Shares may be delisted from the AMEX and/or the ArcaEx, which in either case could adversely affect the liquidity and market value of those Shares held by non-tendering stockholders.

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  The Special Committee considered the fact that the Offer Price of $2.80 to be received by stockholders in the Offer is below the per share net book value and potential liquidation value of Westminster. The Special Committee believed that neither the net book value nor the liquidation value was the most appropriate measures to value a business on a going concern basis.

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  The Special Committee considered that a stockholder who tenders in the Offer would not have the opportunity to participate in the future growth and profits of Westminster. The Special Committee believed that the loss of the opportunity to participate in the growth and profits of Westminster was adequately reflected in the offer price of $2.80 per share.

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  The Special Committee considered the fact that since the Continuing Stockholders have indicated that they will not tender their Shares in the Offer, the equity interest of the Continuing Stockholders will likely increase upon completion of the Offer. Any resulting increase in ownership in the Shares will also result in a proportional increase in the Continuing Stockholders' interest in the net book value and net earnings of Westminster.

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  The Special Committee considered the fact that the cash used by Westminster to acquire the Shares tendered in the Offer would reduce Westminster's working capital, thus adversely affecting the value of the Shares held by non-tendering stockholders.

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  The Special Committee considered the fact that the Offer is not subject to the approval of at least a majority of the unaffiliated stockholders. However, the Special Committee determined that this requirement would be counter to the purpose of providing liquidity to any and all stockholders.

        5.    We amend the subsection entitled "SPECIAL FACTORS—Recommendation of the Special Committee and Approval of the Board of Directors; Fairness of the Offer" by adding the following paragraph after the fourth paragraph of that subsection, which appears on page 13 of the Offer to Purchase:

        A liquidation analysis was performed by Houlihan Lokey on two of Westminster's subsidiaries, Westland Associates and Physician Advantage. However, because of Westminster's stated intention not to pursue a merger, sale of control transaction or otherwise liquidate Westminster upon completion of the Offer, Houlihan Lokey did not consider it appropriate to conduct a liquidation analysis of Westminster as a whole. For the same reason Houlihan Lokey did not conduct a liquidation analysis as a whole, the Special Committee and the Board determine it was not appropriate to consider the liquidation value of Westminster as a whole. In addition, as noted above, the Special Committee considered the fact that the Offer Price is below the per share net book value of Westminster and the potential liquidation value of Westminster. However, in light of the other factors favoring the Offer, as described above, the Special Committee and the Board found it reasonable and determined that the Offer is fair to Westminster's stockholders (other than the Continuing Stockholders) despite the fact that a liquidation analysis of Westminster as a whole was not performed and that the Offer Price is less than the per share net book value of Westminster.

        6.    We amend and restate the subsection entitled "SPECIAL FACTORS—Recommendation of the Management Stockholders; Fairness of the Offer," which begins on page 13 of the Offer to Purchase, as follows:

  3.
  Recommendation of the Management Stockholders and the Belzberg Entities; Fairness of the Offer.

        The Management Stockholders and Belzberg Entities did not participate in the deliberations of the Special Committee regarding the fairness to you of the Offer. The rules of the Securities and Exchange Commission (the "Commission") require each of the Management Stockholders and the Belzberg Entities to express his or its belief as to the fairness of the Offer to the holders of Westminster common stock (other than the Continuing Stockholders). The Management Stockholders and the Belzberg Entities regard the tender offer as a method to provide Westminster's stockholders liquidity for their Shares while at the same time providing the Management Stockholders and the Belzberg Entities an investment with reasonable future business prospects. Although the investment will involve a substantial risk to stockholders that hold the common stock of Westminster, the Management Stockholders and the Belzberg Entities believe that the long-term value of the equity investment could appreciate.

        With respect to determining the Management Stockholders and the Belzberg Entities' belief as to the fairness of the Offer, the Management Stockholders and the Belzberg Entities have considered the factors considered by the Special Committee and the Board referred to above. In particular, the Management Stockholders and the Belzberg Entities considered the following material factors:

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  The Management Stockholders and the Belzberg Entities considered the fact that the Board, based on the unanimous recommendation of the Special Committee, determined that the Offer is fair to and in the best interests of Westminster's stockholders (other than the Continuing Stockholders) and unanimously approved the Offer;

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  The Management Stockholders and the Belzberg Entities considered the recent and historical price and trading activity of Westminster's common stock. In particular, the Management

    Stockholders and the Belzberg Entities considered the fact that $2.80 per share price to be paid in the offer represents a premium of 40% over the $2.00 per share sales price of the last reported sale of the Shares on AMEX, which occurred on April 15, 2002, before we publicly announced the Offer;

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  The Management Stockholders and the Belzberg Entities considered the presentation on April 9, 2002 and the written opinion dated April 18, 2002 of Houlihan Lokey to the effect that the $2.80 per share Offer Price to be paid to Westminster's stockholders (other than the Continuing Stockholders) is fair from a financial point of view. The Management Stockholders and the Belzberg Entities found reasonable and adopted the analyses presented and the opinion delivered by Houlihan Lokey. The written opinion of Houlihan Lokey is included as Exhibit A of this offer to purchase; and

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  The Management Stockholders and the Belzberg Entities considered the fact that the Special Committee evaluated and actively negotiated the terms and conditions of the Offer.

        After considering the foregoing, the Management Stockholders and the Belzberg Entities reasonably believe that the Offer is fair to you from a financial point of view. In reaching this determination as to fairness, the Management Stockholders and the Belzberg Entities did not assign specific weights to particular factors, but rather considered all factors as a whole.

        The Management Stockholders and the Belzberg Entities believe that the Offer is procedurally fair because, among other things:

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  the Board appointed the Special Committee consisting only of independent directors that are not officers or employees of Westminster;

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  the Special Committee was advised by its own independent legal counsel; and

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  the Special Committee retained its own independent financial advisor to assist it in evaluating the Offer and who provided it with a fairness opinion with respect to the fairness, from a financial point of view, to you and the other holders of Westminster's common stock, other than the Continuing Stockholders.

        The Special Committee's legal counsel and financial advisor reported directly to the Special Committee and took direction from the Special Committee. The Board acted upon the recommendation of the Special Committee and at all times the Special Committee was aware of the interests of the Continuing Stockholders in the proposed transaction.

        In determining whether to make the Offer at this time, the Management Stockholders and the Belzberg Entities considered the factors mentioned above, including the potential future performance of Westminster and the recent historical trading prices for the Shares.

        The Management Stockholders and the Belzberg Entities have not made any provisions in connection with the Offer to grant any unaffiliated stockholders access to Westminster's corporate records, or to obtain counsel or appraisal services at the expense of Westminster or the Management Stockholders.

        7.    We amend the subsection entitled "SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee" in the subsections to that section entitled "One Source" on page 18 of the Offer to Purchase, "Matrix Visual Solutions" on page 19 of the Offer to Purchase, "Westland Associates" on page 20 of the Offer to Purchase, "Physician Advantage" on page 20 of the Offer to Purchase and "Investment Services" on page 21 of the Offer to Purchase by adding the following sentence to the end of each subsection:

        The Board and the Special Committee found reasonable and expressly adopted the analyses performed by Houlihan Lokey described above.

        8.    We amend the subsection entitled "SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee" by restating the 17th paragraph of that subsection, which appears on page 17 of the Offer to Purchase with the following paragraph:

        In order to perform a fundamental analysis of Westminster as a whole, Houlihan Lokey analyzed each business segment separately, including: One Source, a display and packaging business; Matrix Visual Solutions, an audio-visual equipment and services rental and retail company; Group Purchasing Services, which includes Westland Associates, a service provider primarily to new car dealers, and Physician Advantage, a medical, surgical, and pharmaceutical supply business; and Finance and Secured Lending ("Investment Services"). Each of the companies listed is a majority owned operating subsidiary of Westminster. Each business segment was valued separately due to the distinct operating and economic characteristics of each business segment. The combined value of these business segments fairly represents the value of Westminster's shares as a whole when viewed on a going concern and minority interest basis. The following standard methodologies were considered in arriving at indicative values for each business segment.

        9.    We amend the subsection entitled "SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee" by adding to the end of the 18th paragraph of that subsection, which appears on page 17 of the Offer to Purchase, the following sentence:

        The purpose of the market multiple approach is to establish a range of potential equity values of Westminster.

        10.  We amend the subsection entitled "SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee" by adding to the end of the 19th paragraph of that subsection, which appears on page 18 of the Offer to Purchase, the following sentence:

        The purpose of the transaction approach is to establish a range of potential equity values of Westminster.

        11.  We amend the subsection entitled "SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee" by adding to the end of the 20th paragraph of that subsection, which appears on page 18 of the Offer to Purchase, the following sentence:

        The purpose of the DCF method is to establish a range of potential equity values of Westminster by determining a range for the net present value of Westminster's projected cash flows.

        12.  We amend the subsection entitled "SPECIAL FACTORS—Opinion of the Financial Advisor to the Special Committee" by adding to the end of the 24th paragraph of that subsection, which appears on page 18 of the Offer to Purchase, the following sentence:

        The liquidation approach was utilized as an indication of value for Westland and Physician Advantage given their high level of debt, insufficient cash to operate at a profit and inability to access capital.

        13.  We amend the subsection entitled "SPECIAL FACTORS—Purpose of the Offer; Plans for Westminster After the Offer—Purpose" by adding to the end of that subsection, which appears on page 22 of the Offer to Purchase, the following paragraphs:

        Westminster determined to pursue the Offer at this time because Westminster believes that an improvement in stockholder value was not likely in the immediate future due to Westminster's lack of success in identifying and implementing a successful alternative to increase to enhance market exposure and stockholder liquidity. Westminster considered alternatives to enhance market exposure and stockholder liquidity and met and had discussions with investment banking firms concerning these alternatives. These efforts have not enhanced Westminster's market exposure or stockholder liquidity. Specifically, Westminster determined that a partial stock buy-back program was not feasible within the requirements of the federal securities laws because the Shares trade infrequently and in relatively small amounts and Westminster's acquisition strategy designed to enhance corporate identity and to offer a return on capital and growth has been unsuccessful to date. Westminster has determined that the Offer presents an immediate opportunity for the stockholders of Westminster to obtain liquidity and a premium to the market price for their Shares, which is preferable to a speculative future return.

        The Management Stockholders and the Belzberg Entities agree with the Board and the Special Committee's reasons for pursuing the Offer at this time. The Management Stockholders and the Belzberg Entities regard the Offer as a method to provide Westminster's stockholders liquidity for their Shares while at the same time providing the Management Stockholders and the Belzberg Entities an investment with reasonable future business prospects. Although the investment will involve substantial risk to stockholders who hold common stock of Westminster, the Management Stockholders and the Belzberg Entities believe that the long-term value of the equity investment could appreciate.

        14.  We amend the subsection entitled "SPECIAL FACTORS—Purpose of the Offer; Plans for Westminster After the Offer—Plans for Westminster After the Offer" on page 22 of the Offer to Purchase as follows:

        The following sentence replaces the first sentence of the second paragraph of that subsection on page 22 of the Offer to Purchase as follows:

        Except as otherwise indicated in this Offer, neither Westminster nor the Management Stockholders or the Belzberg Entities have any present plans or proposals involving Westminster that relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation, or a sale or transfer of a material amount of Westminster's assets, or any material change in Westminster's present dividend policy, indebtedness or capitalization, or any other material change in Westminster's corporate structure or business, or any changes in the members of the Board.

        The following paragraph replaces the fourth paragraph of that subsection on page 23 of the Offer to Purchase as follows:

        Neither Westminster nor the Continuing Stockholders or the Belzberg Entities are obligated to effect, and no agreement, understanding or plan currently exists relating to, any corporate transaction, such as a merger, reverse stock split or similar transaction, after completion of the Offer (a "Corporate Transaction"). However, Westminster could in the future effect a Corporate Transaction which would result in the Continuing Stockholders and the Belzberg Entities owning the entire equity interest in Westminster. The Continuing Stockholders and the Belzberg Entities would then have sole management and investment discretion with regard to the future conduct of the business of Westminster, and would be entitled to any profits generated by operations and any increase in Westminster's value. Similarly, the Continuing Stockholders and the Belzberg Entities would also bear the risk of any decrease in the value of Westminster.

        The following four paragraphs are added after the last paragraph of that subsection on page 23 of the Offer to Purchase as follows:

        Certain Effects of the Offer.    The benefit to Westminster's stockholders who tender in the Offer is liquidity for their Shares and the payment of a premium, in cash, to the recent trading price for their shares. In particular, the $2.80 price to be paid in the Offer represents a premium of 40% over the $2.00 per share sales price of the last reported sale of the Shares on AMEX, which occurred on April 15, 2002, before we publicly announced the Offer. The detriment to those holders is their inability to participate as continuing stockholders in any future growth of Westminster and the receipt by the stockholder of an amount less than net book value per share, which as of March 31, 2002, giving effect to the repurchase of the Shares from Gibralt and MDB, was approximately $4.98 per share.

        The benefits to the Continuing Stockholders and the Belzberg Entities of the Offer includes the ability of the Continuing Stockholders and the Belzberg Entities to participate in any future growth of Westminster and an increase in the Continuing Stockholders' and the Belzberg Entities' interest in the net book value and net earnings of Westminster. Similarly, the detriments to the Continuing Stockholders and the Belzberg Entities is the risk associated with any decrease in the value of Westminster and the lack of liquidity of the Shares to the Continuing Stockholders and the Belzberg Entities, as well as the risk associated with decreasing Westminster's working capital to finance the Offer. As of March 31, 2002 and giving effect to the repurchase of Shares from Gibralt and MDB and the purchase of the Shares by Westminster in this Offer, the net book value per share of the Shares held by the Continuing Stockholders and the Belzberg Entities would have been approximately $4.98 per share assuming no Shares are tendered in the Offer and approximately $6.14 per share assuming all of the Shares held by stockholders other than the Continuing Stockholders and the Belzberg Entities are tendered in the Offer. For the year ended December 31, 2001 and the three months ended March 31, 2002, and giving effect to the repurchase of the Shares from Gibralt and MDB and the purchase of Shares by Westminster in this Offer, the net loss per share for the Shares held by the Continuing Stockholders and the Belzberg Entities would have been approximately $(.58) per share and $(.08) per share, respectively, assuming no Shares are tendered in the Offer and approximately $(.89) and $(.12) per share, respectively, assuming all of the Shares held by stockholders other then the Continuing Stockholders and the Belzberg Entities are tendered in the Offer.

        The benefit to Westminster is that the Offer provides its stockholders with liquidity for their Shares and, in the event that Westminster can terminate its registration under the Exchange Act as a result of the Offer, save Westminster the costs associated with remaining as a publicly traded company. At the same time, the detriment to Westminster is that the Offer will reduce Westminster's working capital by the amount paid to the tendering stockholders.

        The purchase of Shares pursuant to the Offer will not result in a taxable transaction for Westminster, the Management Stockholders, the Belzberg Entities or those stockholders who elect not to participate in the Offer. Since the Continuing Shareholders and the Belzberg Entities have indicated that they do not intend to tender their Shares in the Offer, there will be no gain or loss to them as a result of the Offer.

        15.  We amend subsection entitled "THE TENDER OFFER—Procedures for Tendering Shares—Determination of Validity" by replacing the third sentence of that subsection, which appears on page 35 of the Offer to Purchase, with the following sentence:

        Westminster also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender with respect to the Shares of any particular stockholder and to waive any of the Offer Conditions prior to the expiration of the Offer with respect to all stockholders, except the receipt of necessary governmental approvals.

        16.  We amend the subsection entitled "THE TENDER OFFER—Certain Information Concerning the Management Stockholders and the Belzberg Entities" by replacing the first eight paragraphs of that subsection, which appears of page 40 of the Offer to Purchase, with the following paragraphs:

  7.
  Certain Information Concerning the Management Stockholders and the Belzberg Entities.

        William Belzberg, chairman of the board of directors and chief executive officer of Westminster, Hyman Belzberg, a director of Westminster, and Keenan Behrle, a director and executive vice president of Westminster, beneficially own 32.7%, 25.6% and 3.5%, respectively, of Westminster. William Belzberg beneficially owns 1,802,820 and 373,750 of his shares through the Trust and Bel-Cal, respectively. Hyman Belzberg beneficially owns 1,703,974 of his shares through Bel-Alta. The Trust, Bel-Cal and Bel-Alta own of record 1,802,820 shares which represents 27.1% of Westminster, 373,750 shares which represent 5.6% of Westminster and 1,703,974 shares which represents 25.6% of

Westminster, respectively. Upon consummation of the Offer, the Management Stockholders, the Belzberg Entities and certain other stockholders will own a greater equity interest in Westminster.

        The principal business address of each Management Stockholder and the Trust is c/o Westminster Capital, Inc., 9665 Wilshire Boulevard, Suite M-10, Beverly Hills, California 90212 and each Management Stockholder's telephone number is (310) 278-1930.

        Bel-Cal is a Canadian corporation. Its principal business is the ownership and management of investments. William Belzberg is the President, sole director and holder of all the outstanding voting stock of Bel-Cal. Bel-Cal's principal business address is 1400 First Alberta Place, 777-8th Avenue, S.W., Calgary, Alberta, Canada T2P3R5 and its telephone number is (403) 298-1523.

        The Trust is a U.S. living trust. The Trust is used for holding various assets including Westminster shares. William Belzberg is the sole trustee of the Trust. The Trust's principal address is c/o Westminster Capital, Inc., 9665 Wilshire Boulevard, Suite M-10, Beverly Hills, California 90212 and its telephone number is (310) 278-1930.

        Bel-Alta is a Canadian corporation. It is a real estate and mortgage investment company. Hyman Belzberg is the President, sole director and holder of all the outstanding voting stock of Bel-Alta. Bel-Alta's principal business address is 1420 Aquitaine Towers, 540 5th Avenue, S.W., Calgary, Alberta, Canada T2POM2 and its telephone number is (403) 237-6402.

        Except as set forth in this offer to purchase, none of the Management Stockholders, the Belzberg Entities or any of their affiliates beneficially owns or has a right to acquire any Shares, or has effected any transaction in the Shares during the past 60 days.

        Except as set forth in this offer to purchase, none of the Management Stockholders or the Belzberg Entities has any contracts, arrangements, understandings or relationships with any other person or entity with respect to any securities of Westminster, including, but not limited to, any contract, arrangement understanding or relationship concerning the transfer or the voting of any securities of Westminster, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

        Except as set forth in this offer to purchase, none of the Management Stockholders or the Belzberg Entities has had, during the past two years from the date of this offer to purchase, any business relationships or transactions with Westminster or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this offer to purchase, during the past two years from the date of this offer to purchase there have been no contracts, negotiations or transactions between the Management Stockholders, the Belzberg Entities or any of their affiliates, and Westminster or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

        During the last five years, none of the Management Stockholders or the Belzberg Entities has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

        Certain information concerning the Management Stockholders and the Belzberg Entities are set forth in Schedule II and Schedule III hereto.

        17.  We amend the subsection entitled "THE TENDER OFFER—Conditions to the Offer" on page 42 of the Offer to Purchase as follows:

        The following sentence replaces the first sentence to the first paragraph of that subsection on page 42 of the Offer to Purchase:

        Notwithstanding any other provision of the Offer, Westminster shall have the right to amend the Offer or terminate the Offer and not accept for payment or pay for any Shares tendered pursuant to the Offer, if prior to the expiration of the Offer, any of the following conditions exist:

        The following sentence is added after the last sentence to the last paragraph of that subsection on page 43 of the Offer to Purchase:

        All conditions other than those involving the receipt of necessary governmental approvals will be satisfied or waived prior to the expiration of the Offer.

        18.  We amend and restate the subsection entitled "THE TENDER OFFER—Certain Legal Matters; Regulatory Approvals—Pending Litigation" which appears on page 44 of the Offer to Purchase by replacing that subsection with following paragraphs:

        On April 19, 2002, Barry Blank ("Plaintiff") filed a purported class action complaint against Westminster Capital, Inc. and all the directors of Westminster in the Court of Chancery of the State of Delaware in and for New Castle County (Civil Action No. 19567). The complaint purports to assert claims on behalf of all public stockholders of Westminster (other than the defendants in the action). The complaint alleges that the defendants breached their fiduciary duties to the stockholders of Westminster in connection with the Offer. On April 30, 2002, Plaintiff filed an Amended Complaint and a Motion for a Preliminary Injunction. The Amended Complaint contains additional allegations asserting that the Offer is coercive and that the disclosures provided to the stockholders are deficient.

        The Amended Complaint seeks, among other things, preliminary and permanent injunctive relief prohibiting Westminster from proceeding with or implementing the Offer, and if the Offer is completed, an order rescinding the Offer and awarding damages to the purported class. The Amended Complaint also seeks fees and expenses incurred in connection with the action. Westminster and the other defendants believe that the allegations raised in the amended complaint are without merit and intend to vigorously defend against them.

        On May 8, 2002, the Court refused to schedule a hearing on Plaintiff's Motion for a Preliminary Injunction, which sought to enjoin the Offer.

        19.  We amend the section entitled "SCHEDULE II—Information Concerning the Management Stockholders" which appears on Schedule II, page 1 to the Offer to Purchase as follows:

        The following sentence is added after the first sentence of the biography of William Belzberg on Schedule II, page 1 to the Offer to Purchase:

        He is also president of Bel-Cal Holdings, Ltd., an investment management company, a position held since 1968.

        The following footnote replaces footnote (3) of the beneficial ownership chart on Schedule II, page 2 to the Offer to Purchase:

        (3)  Includes (a) 1,802,820 shares held in the William Belzberg Revocable Living Trust, October 5, 1984, which William Belzberg serves as trustee and (b) 373,750 shares held in the name of Bel-Cal Holdings, Ltd. which William Belzberg controls.

        20.  We amend the Offer to Purchase by adding a section after the section entitled "SCHEDULE II—Information Concerning the Management Stockholders" which appears on Schedule II, page 1 to the Offer to Purchase with the following section:

SCHEDULE III

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE BELZBERG ENTITIES

        1.    Directors and Executive Officers

        The name, position with the Belzberg Entities, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Belzberg Entities are set forth below. Unless otherwise indicated, each Bel-Cal director's and executive officer's business address is c/o Bel-Cal Holdings, Ltd., 1400 First Place, 777-8th Avenue, S.W. Calgary, Alberta, Canada T2P3R5 and each Bel-Alta director's and executive officer's business address is c/o Bel-Alta Holdings, Ltd., 1420 Aquitaine Towers, 540 5th Avenue, S.W., Calgary, Alberta, Canada T2POM2. Unless otherwise indicated, to the knowledge of the Belzberg Entities, no director or executive officer of the Belzberg Entities has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and no director or executive officer of the Belzberg Entities was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
BEL-CAL
William Belzberg
Director, President and Vice President. Mr. Belzberg has served as president of Bel-Cal since 1968. Mr. Belzberg also has served as chairman of the board of directors of Westminster since 1977 and as chief executive officer of Westminster since September 1990. In addition Mr. Belzberg is the Vice President of U.S. Operations for Bel-Alta. Mr. Belzberg is a U.S. citizen.
Gregory Belzberg	Secretary and Treasurer. For more than the past five years, Mr. Belzberg's principal occupation has been a private investor. Mr. Belzberg is a Canadian citizen.
BEL ALTA
Hyman Belzberg
Director and President. Mr. Belzberg has been the president of Bel-Alta since 1994. Mr. Belzberg is also a director on the board of directors of Westminster. He operated a large retail furniture business in Calgary, Alberta, Canada from 1945 to 1994. Mr. Belzberg is also on the board of the Canadian Athletic Foundation and is the president of Gaslight Square Ltd. and 623201 Alberta Ltd., both of which are real estate and investment companies. He also serves on the board of Mount Royal College. Mr. Belzberg is a Canadian citizen.
Brent Belzberg
Vice President. From 1993 to July 2001, Mr. Belzberg was president and chief executive officer of Harrowston, Inc., the parent company of Harrowston Corporation, a holding company, which acquires and manages operating businesses. Mr. Belzberg is also the Managing Partner of Torquest Partners, an investment company, which he started in July 2001. Mr. Belzberg is a Canadian citizen.
William Belzberg
Vice President U.S. Operations. Mr. Belzberg also has served as chairman of the board of directors of Westminster since 1977 and as chief executive officer of Westminster since September 1990. Mr. Belzberg also has served as president of Bel-Cal since 1968. Mr. Belzberg is a U.S. citizen.
Jenny Belzberg	Secretary. For more than the past five years, Ms. Belzberg's principal occupation has been a professional volunteer involved in charitable and civic events. Ms. Belzberg is a Canadian citizen.

        2.    Beneficial Ownership of Shares.

        The following table sets forth certain information known to Westminster with respect to beneficial ownership of Shares as of May 16, 2002 by (i) each director of the Belzberg Entities and (ii) each executive officer of the Belzberg Entities. Except as otherwise noted, the persons named in this table have sole voting and investment power with respect to all Shares.

	SHARES BENEFICIALLY OWNED(1)(2)
NAME OF BENEFICIAL OWNER
	NUMBER	PERCENT
William Belzberg (3)	2,176,670	32.7
Hyman Belzberg (4)	1,703,974	25.6
Gregory Belzberg	374,400	5.6
Brent Belzberg	0	0
Jenny Belzberg(5)	1,703,974	25.6

        (1)  Information with respect to beneficial ownership is based upon Westminster's stock records and data supplied to Westminster by the holders.

        (2)  Beneficial ownership is determined in accordance with rules of the Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to joint ownership with spouses and community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

        (3)  Includes (a) 1,802,820 shares held in the Trust, which William Belzberg serves as trustee and (b) 373,750 shares held in the name of Bel-Cal which William Belzberg controls.

        (4)  Based on an amended Schedule 13D filed with the Commission, the shares shown in the table as being beneficially owned by Hyman Belzberg are owned of record by Bel-Alta of which Hyman Belzberg is the president, sole director and beneficial owner of a majority of the outstanding shares of capital stock.

        (5)  Represents the shares beneficially owned by Jenny Belzberg's spouse, Hyman Belzberg.

        If you have any questions about the offer or the information contained in this supplement, you should contact Georgeson Shareholder Communications, Inc., 17 State Street, 10th Floor, New York, New York 10004, telephone (866) 219-9943 or Georgeson Shareholder Securities, State Street, 10th Floor, New York, New York 10004, telephone (800) 445-1790.

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AMENDMENT AND SUPPLEMENT TO OFFER TO PURCHASE
SCHEDULE III INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE BELZBERG ENTITIES